Exhibit 8.1

Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond, Virginia 23219-4074

Tel	804 • 788 • 8200
Fax	804 • 788 • 8218

October 17, 2007

DuPont Fabros Technology, Inc.

1212 New York Avenue, NW, Suite 900

Washington, D.C. 200005

DuPont Fabros Technology, Inc.

Qualification as Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as special tax counsel to DuPont Fabros Technology, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-11 (File No. 333-145294) filed with the Securities and Exchange Commission (“SEC”) on August 9, 2007, as amended through the date hereof (the “Registration Statement”), with respect to the offer and sale (the “Offering”) of up to 35,075,000 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”). You have requested our opinion regarding certain U.S. federal income tax matters.

In giving this opinion letter, we have examined the following:

1.	the Company’s Articles of Incorporation, filed on March 2, 2007 with the Department of Assessments and Taxation of the State of Maryland, as amended by Amended Articles of Incorporation, filed on July 10, 2007 with the Department of Assessments and Taxation of the State of Maryland, and the Company’s Articles of Amendment and Restatement (the “Amended Articles”), in the form attached as an exhibit to the Registration Statement;

2.	the Company’s Amended and Restated Bylaws (the “Bylaws”), in the form attached as an exhibit to the Registration Statement;

3.	the Amended and Restated Agreement of Limited Partnership (the “Operating Partnership Agreement”) of DuPont Fabros Technology, L.P., a Maryland limited partnership (the “Operating Partnership”), in the form attached as an exhibit to the Registration Statement;

DuPont Fabros Technology, Inc.

October 17, 2007

4.	the operating agreements (together with the Operating Partnership Agreement, the “Partnership Agreements”) governing the limited liability companies with two or more members in which the Company or the Operating Partnership owns an equity interest;

5.	the Registration Statement and the prospectus (the “Prospectus”) filed as a part thereof;

6.	the ruling request submitted by the Company to the Internal Revenue Service (the “Service”) on March 26, 2007, and the letter ruling received by the Company on September 6, 2007 (P.L.R. No. 114933-07) (the “Letter Ruling”), regarding (i) the status of assets as real property under sections 856(c)(2)(C) and 856(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), and as real estate assets under sections 856(c)(4)(A) and 856(c)(5)(B) of the Code and (ii) the impact of services on “rents from real property” under section 856(d) of the Code; and

7.	such other documents or agreements as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above has genuine signatures, has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.	the Amended Articles, the Bylaws, and the Operating Partnership Agreement will be executed in a form substantially similar to the forms filed as exhibits to the Registration Statement;

3.	the Service will not revoke the Letter Ruling;

4.	during its short taxable year ending December 31, 2007 and future taxable years, the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company with respect to the operations of the Company (the “Officer’s Certificate”), will be true for such years;

DuPont Fabros Technology, Inc.

October 17, 2007

5.	the Company will not make any amendments to its organizational documents or the Partnership Agreements after the date of this opinion that would affect its qualification as a REIT for any taxable year; and

6.	neither the Company nor the Operating Partnership will take any action after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also assumed the correctness of the factual representations contained in the Officer’s Certificate. We are not aware of any facts that are inconsistent with the representations contained in the Officer’s Certificate. Furthermore, where the factual representations in the Officer’s Certificate involve terms defined in the Code, the Treasury regulations thereunder (the “Regulations”), published rulings of the Service, or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable regulations and published administrative interpretations thereof.

Based on the assumptions set forth above, the factual representations set forth in the Officer’s Certificate, and the discussion in the Prospectus under the caption “Federal Income Tax Considerations” (which is incorporated herein by reference), we are of the opinion that:

(a) the Company’s organization and proposed method of operation will enable it to qualify as a REIT pursuant to sections 856 through 860 of the Code, for its short taxable year beginning on the day before the closing of the Offering and ending December 31, 2007, and in the future; and

(b) the descriptions of the law and the legal conclusions contained in the Prospectus under the caption “Federal Income Tax Considerations” are correct in all material respects, and the discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Common Stock.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

DuPont Fabros Technology, Inc.

October 17, 2007

The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressee and the holders of the Common Stock pursuant to the Registration Statement (except as provided in the next paragraph), and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions “Federal Income Tax Considerations” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

Very truly yours,

/s/ Hunton & Williams LLP